UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2008

Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

7 Abraham de Veerstraat
Curacao
Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Oliver Burckhardt to Cease Serving as President of Spine Division

On August 28, 2008, Orthofix International N.V. (the "Company") announced that it reached agreement with Mr. Oliver Burckhardt on August 28, 2008 for him to cease serving as President of the Company's Spine Division and President of Blackstone Medical, Inc., a subsidiary of the Company, effective as of September 27, 2008.  As of such date Mr. Burckhardt’s employment will cease and his employment agreement will terminate, other than with respect to certain post-termination covenants set forth in the agreement.  Bradley R. Mason, recently appointed as the Company’s Group President of North America, will assume the roles of President of the Company's Spine Division and President of Blackstone Medical, Inc. at that time in addition to his role as Group President of North America.

As agreed with Mr. Burckhardt, his departure will be treated as a termination without Cause under the terms of his employment agreement, entitling him to a severance payment totaling approximately $472,500 and other benefits, all as determined in accordance with his employment agreement. Mr. Burckhardt will be required to sign a release in order to receive payment of such amount and the other benefits.

In addition, on August 28, 2008, Mr. Burckhardt and Orthofix Inc., a subsidiary of the Company, entered into a letter agreement pursuant to which, following Mr. Burckhardt’s departure from the Company, he would (a) assist as a consultant to Orthofix Inc. with respect to certain transition matters for a consultancy fee of $25,000, payable no sooner than January 31, 2009, and (b) sell to the Company 72,300 of his stock options in exchange for payments totaling $125,000, which amount would be paid in two installments on or about October 1, 2008 and January 31, 2009.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Document

99.1	Press Release, dated August 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Alan W. Milinazzo
Name:	Alan W. Milinazzo
Title:	Chief Executive Officer and President

August 28, 2008